Exhibit 8.1


                                  May 18, 2004



CNB Florida Bancshares, Inc.
9715 Gate Parkway North
Jacksonville, Florida  32246

The South Financial Group, Inc.
102 Main Street South
Greenville, South Carolina  29601

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of The South Financial Group, Inc., a South Carolina corporation ("TSFG"), relating to the proposed merger of CNB Florida Bancshares, Inc., a Florida corporation ("CNBB"), with and into TSFG.

         We have acted as counsel to CNBB in connection wit the Registration Statement and have participated in the preparation of the discussion set forth in the section entitled "THE MERGER - Material Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                     Very truly yours,

                                                     /s/ McGUIREWOODS LLP